UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

FibroBiologics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41934	86-3329066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 E. Medical Center Blvd, Suite 300
Houston, Texas		77598
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281 671-5150

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	FBLG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2026, FibroBiologics, Inc. (the “Company”) commenced a best-efforts public offering (the “Offering”) of (i) 1,028,788 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), (ii) pre-funded warrants in lieu of Shares to purchase up to 1,243,940 shares of Common Stock (“Pre-Funded Warrants”), and (iii) warrants to purchase one share of its Common Stock for each Share of Common Stock and/or Pre-Funded Warrants purchased for an aggregate of up to 2,272,728 shares of Common Stock (the “Warrants”). Certain of the investors purchased their Shares and Pre-Funded Warrants, together with the accompanying Warrants, pursuant to a securities purchase agreement, dated March 31, 2026, by and among the Company and such investors (the “Purchase Agreement”). The combined public offering price for each share of Common Stock, together with an accompanying Warrant to purchase one share of Common Stock, is $1.32 (the “Offering Price”), and the combined public offering price for each Pre-Funded Warrant, together with an accompanying Warrant to purchase one share of Common Stock, is $1.31999 (equal to the Offering Price, minus $0.00001, the exercise price of each Pre-Funded Warrant). The exercisability of the Warrants is subject to stockholder approval as described below. The exercise price of the Warrants is $1.32 per share. The Offering closed on April 2, 2026.

The net proceeds to the Company from the Offering were approximately $2.5 million, after deducting placement agent fees and offering expenses payable by the Company. In addition, if the holders of the Warrants exercise such Warrants in full for cash following stockholder approval, the Company would receive additional gross proceeds of approximately $3.0 million. However, the Company cannot predict when or if the Warrants will be exercised for cash or exercised at all. It is possible that the Warrants may be exercised on a cashless (net) basis as described below or may expire and never be exercised. The Company currently plans to use the net proceeds from the Offering for working capital and general corporate purposes.

Pursuant to the terms of the Purchase Agreement, the Company has agreed, subject to limited exceptions, for a period ending thirty days following the closing of the Offering, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents. The Company has also agreed not to enter into a Variable Rate Transaction (as defined in the Purchase Agreement) for one year after the completion of the Offering, subject to limited exceptions. In addition, the Company agreed and its executive officers and directors entered into lock-up agreements pursuant to which they agreed that, without the prior written consent of the Placement Agent, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of thirty days after April 2, 2026.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent (the “Placement Agent”) on a “reasonable best efforts” basis, in connection with the Offering pursuant to that certain engagement letter, dated November 10, 2025 (as amended on March 12, 2026, the “Engagement Letter”), by and between the Company and the Placement Agent. Pursuant to the Engagement Letter, the Placement Agent received (i) a cash fee of 7.0% of the aggregate purchase price paid by the Purchasers in the Offering and (ii) a management fee of 1.0% of the aggregate purchase price paid by the Purchasers in the Offering. The Company additionally reimbursed the Placement Agent for its legal fees in an amount of $100,000. Additionally, the Company issued to the Placement Agent (or its designees) warrants to purchase 7.0% of the number of Shares of Common Stock sold in the Offering (or warrants to purchase up to 159,091 shares of Common Stock), at an exercise price of $1.65 per share (the “Placement Agent Warrants”). The exercisability of the Placement Agent Warrants is subject to stockholder approval as described below. The Placement Agent Warrants will expire five years from the commencement of sales in the Offering. Except as provided above, the Placement Agent Warrants will have substantially the same terms as the Warrants.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Offering was made pursuant to the Company’s effective registration statement on Form S-1 (Registration Statement No. 333-294713) that was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2026, and became effective on March 31, 2026, the preliminary prospectus contained therein, and a final prospectus that was filed with the SEC on April 1, 2026.

The Warrants and the Placement Agent Warrants will not be exercisable until, and are subject to, approval by the Company’s stockholders of the issuance of the shares of Common Stock issuable upon exercise of the Warrants and the Placement Agent Warrants, respectively (together, the “Warrant Shares”). The Warrants will expire five years following the date of the stockholder approval, if it is obtained. The Placement Agent Warrants will expire five years from the commencement of sales in the Offering. The Company intends to submit the issuance of the Warrant Shares upon exercise of the Warrants and Placement Agent Warrants, as the case may be, for approval of its shareholders, but there can be no assurance that such approval will be obtained. A holder of the Warrants or the

Placement Agent Warrants will not have the right to exercise any portion of such warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of Common Stock outstanding immediately after giving effect to such exercise. If at the time of exercise of the Warrants or the Placement Agent Warrants, as the case may be, there is no effective registration statement registering the Warrant Shares for resale or the prospectus contained therein is not available for the resale of the Warrant Shares by their holder, then such warrants may also be exercised, in whole or in part, by cashless (net) exercise. The exercise price of the Warrants and the Placement Agent Warrants is subject to customary adjustment for stock splits, stock dividends, stock combinations, and similar capital transactions or such other event as further described in such warrants.

The Pre-Funded Warrants have an exercise price of $0.00001 per share of Common Stock, are exercisable at any time and do not expire. A holder of the Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Common Stock outstanding immediately after giving effect to such exercise. The Pre-Funded Warrants may be exercised, in whole or in part, at any time by means of a cashless (net) exercise. The exercise price of the Pre-Funded Warrants is subject to adjustment for customary stock splits, stock dividends, stock combinations, and similar capital transactions or such other event as further described in the Pre-Funded Warrants.

The foregoing summaries of the Purchase Agreement, Pre-Funded Warrant, Warrant, and Placement Agent Warrant do not purport to be complete and are subject to and are qualified in their entirety by copies of the forms of such documents filed as Exhibits 10.1, 4.1, 4.2, and 4.3 respectively, to this Current Report on Form 8-K (“Form 8-K”) and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release announcing the Offering on March 31, 2026. The Company issued a press release announcing closing of the Offering on April 2, 2026. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 hereto and are incorporated herein by reference.

The information set forth in this Item 7.01 and contained in the press releases furnished as Exhibits 99.1 and 99.2 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, dated March 31, 2026, between FibroBiologics, Inc. and the purchasers named therein
4.1	Form of Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
99.1	Press Release dated March 31, 2026
99.2	Press Release dated April 2, 2026
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FibroBiologics, Inc.

Date:	April 2, 2026	By:	/s/ Peter O'Heeron
Peter O'Heeron Chief Executive Officer